                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
  (section mark)240.14a-12

                                  Pluma, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
                     June 5, 1997

                            (PLUMA LOGO GOES HERE)
                                  Pluma, Inc.
                              801 Fieldcrest Road
                                 Eden, NC 27288

        May 5, 1997

        Dear Share Owner:

             You are cordially invited to attend the Annual Meeting of share owners which will be held on Thursday, June 5, 1997, at 10:00 a.m., local time at Bassett Country Club, Oak Level Road, Bassett, Virginia.

             The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of four Directors to serve until the Annual Meeting of share owners to be held in the year 2000 and "FOR" the ratification of Deloitte & Touche, LLP as independent auditors of the Company for the 1997 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

        Sincerely,


 /s/ George Walker Box                               /s/ Robert Ferrell, Jr.
   G. WALKER BOX                                       R. DUKE FERRELL JR.

                           (PLUMA LOGO GOES HERE)

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
PLUMA, INC.

     The Annual Meeting of share owners of PLUMA, INC. A North Carolina corporation (the "Company"), will be held at Bassett Country Club, Oak Level Road, Bassett, Virginia, on Thursday, June 5, 1997, at 10:00 a.m., local time, for the following purposes:

     1. to elect four Directors to serve until the Annual Meeting of share owners to be held in the year 2000;

     2. to ratify the appointment of Deloitte & Touche, LLP as independent auditors; and,

     3. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Share owners of record at the close of business on April 22, 1997, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of share owners of the Company as of the close of business on April 22, 1997, will be available for inspection during normal business hours from May 15 through June 4, 1997, at the offices of the Company and will also be available at the meeting.

     Attendance at the meeting will be limited to shareholders of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you should request a ticket from the intermediary, or present proof of your ownership of Pluma, Inc., shares at the meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Pluma, Inc., shares.

                                         By Order of the Board of Directors

                                         /s/ George G. Wade
                                         SECRETARY

Eden, North Carolina
May 5, 1997

     EACH SHARE OWNER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHARE OWNERS

                            TO BE HELD JUNE 5, 1997

                               TABLE OF CONTENTS

ELECTION OF DIRECTORS..................................................................................................     1
  Board of Directors...................................................................................................     1
  Recommendation of the Board of Directors Concerning the Election of Directors........................................     2
NOMINEES FOR ELECTION TO TERM EXPIRING 2000............................................................................     2
INCUMBENT DIRECTORS -- TERM EXPIRING 1999..............................................................................     2
INCUMBENT DIRECTORS -- TERM EXPIRING 1998..............................................................................     2
COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS AND COMPENSATION OF DIRECTORS...........................................     3
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION............................................................     4
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING DIRECTORS NOT ON THE COMPENSATION COMMITTEE...................     5
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE................................................................     5
OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY..........................................................................     6
PRINCIPAL SHARE OWNERS.................................................................................................     7
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION................................................................     7
  Overall Objectives and Programs......................................................................................     7
  Components of Executive Compensation.................................................................................     8
  Base Salary..........................................................................................................     8
  Senior Executive Bonus Plan..........................................................................................     8
  Stock Option Plan....................................................................................................     9
  Benefits.............................................................................................................    10
  Sales Incentive Plan.................................................................................................    10
  1996 Compensation for the Chief Executive Officer....................................................................    10
  Summary..............................................................................................................    10
PERFORMANCE GRAPH......................................................................................................    11
EXECUTIVE COMPENSATION.................................................................................................    12
  Summary Compensation Table...........................................................................................    12
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS............................................................................    12
  Aggregated Option/SAR Exercises in the Last Fiscal Year-End and FY End Option Values.................................    13
  Option Grants in Last Fiscal Year....................................................................................    13
  Employment Agreements, Change of Control Arrangements................................................................    13
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS....................................................................    15
  Recommendation of the Board of Directors.............................................................................    15
PROXY PROCEDURE AND EXPENSES OF SOLICITATION...........................................................................    15
SHARE-OWNERS' PROPOSALS................................................................................................    16
OTHER INFORMATION......................................................................................................    16

                                  PLUMA, INC.

                              Eden, North Carolina

                                                                     May 5, 1997

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                            TO BE HELD JUNE 5, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Pluma, Inc. (The "Company") to be voted at the Annual Meeting of share owners of the Company to be held at Bassett Country Club, Oak Level Road, Bassett, Virginia, on June 5, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is 801 Fieldcrest Road, Eden, North Carolina, 27288. The approximate date on which this Proxy Statement, form of proxy, and Annual Report to share owners are first being sent or given to share owners is May 5, 1997.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the Annual Meeting of share owners to be held in the year 2000, in voting by proxy, share owners may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors, share owners may vote in favor of the proposal, against the proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Deloitte & Touche LLP. Directors will be elected by a plurality, and ratification of the appointment of Deloitte & Touche LLP will require approval by a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Only owners of record of shares of Common Stock of the Company at the close of business on April 22, 1997, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On April 22, 1997, there were 8,109,152 shares of Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)
BOARD OF DIRECTORS

     The Board of Directors consists of ten members. The Directors are divided into three classes, each class serving for a period of three years, which has been the practice of the Company since June of 1996.

     Approximately one-third of the members of the Board of Directors are elected by the share owners annually. The Directors, whose terms will expire at the 1997 Annual Meeting of share owners are George G. Wade, G. Walker Box, Dr. David C. Jones and J. Robert Philpott, Jr., all of whom have been nominated to stand for reelection as Directors at the 1997 Annual Meeting of share owners to hold office until the Annual Meeting of share owners to be held in the year 2000 and until their successors are elected and qualified.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR GEORGE G. WADE,
G. WALKER BOX, DR. DAVID C. JONES AND J. ROBERT PHILPOTT, JR., AS DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHARE OWNERS TO BE HELD IN THE YEAR 2000 AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

                  NOMINEES FOR ELECTION TO TERM EXPIRING 2000

     GEORGE G. WADE, age 63, a founder of the Company, served as Chairman of the Company's Board of Directors until January 1996, when he became Chairman Emeritus. Mr. Wade served as the Company's President and Chief Executive Officer from January 1987, until he relinquished the titles of Chief Executive Officer and President in September 1993 to become the Company's Secretary. Mr. Wade is a member of the Company's Strategic Planning Committee. Mr. Wade was employed by Bassett-Walker, Inc. from 1956 to 1986.

     G. WALKER BOX, age 46, a founder of the Company, has served as a member of the Board since 1987 and became Chairman of the Company's Board of Directors in January 1996. He is a member of the Company's Nominating Committee and Strategic Planning Committee. Mr. Box was employed by Bassett-Walker, Inc. from 1973 to 1986 when he became the President of Box-Ferrell and Company, the Company's first exclusive sales agent. Mr. Box served as President of Box & Company from 1991 until December 1995, which served as the Company's exclusive sales agent until purchased by the Company on December 31, 1995. Mr. Box is also a member of the Board of Directors of the North Carolina Textile Foundation. Mr. Box is the brother of Kemp D. Box, a Director of the Company.

     DR. DAVID C. JONES, age 50, became a member of the Board of Directors in 1994 and has been engaged in the private practice of orthodontics since 1978. He serves as a member of the Audit Committee.

     J. ROBERT PHILPOTT, JR., age 51, became a director in April 1996. Mr. Philpott is President, Treasurer and a director of Philpott, Ball & Company ("Philpott, Ball"), a private investment banking firm that he co-founded in 1991. Philpott, Ball has served as a financial adviser to the Company since 1991, providing corporate financial advisory services and valuations of Company stock from time to time. Prior to founding Philpott, Ball, Mr. Philpott was a Senior Vice President and Managing Director of Interstate/Johnson Lane, Capital Markets Group. Mr. Philpott is a member of the Compensation and Strategic Planning Committees.

                   INCUMBENT DIRECTORS -- TERM EXPIRING 1999

     C. MONROE LIGHT, age 56, a founder of the Company, has been Vice President of Manufacturing responsible for yarn sourcing and knitting and a Director since 1987. He became an Executive Vice President in January 1996. Mr. Light was employed from 1960 to 1986 by Bassett-Walker, Inc. He serves on the Company's Strategic Planning Committee.

     WILLIAM K. MILESKI, age 54, a founder of the Company, has served as a member of the Board of Directors since 1987 and is a member of the Audit Committee. He was Vice President of the Company responsible for dyeing, finishing and cutting operations from 1987 until he left the Company in December 1995 to found Meritage LLC, a contract garment-dyeing company.

     KEMP D. BOX, age 43, became a member of the Board of Directors in 1988 and is a member of the Compensation Committee. He is a private investor. Mr. Box is the brother of G. Walker Box, who is a Director and executive officer of the Company.

                   INCUMBENT DIRECTORS -- TERM EXPIRING 1998

     R. DUKE FERRELL, JR., age 44, a founder of the Company, has been the Company's President since January 1992 and its Chief Executive Officer since September 1993. He served as the Company's Executive Vice President and Chief Operating Officer from 1991 until he became President of the Company and is a member of the Board of Directors, serving on its Nominating Committee and Strategic Planning Committee. In 1987, Mr. Ferrell was employed by Box-Ferrell and Company until his employment by Pluma as Executive Vice President and Chief Operating Officer. He was employed by Bassett-Walker, Inc. from 1982 to 1986.

     BARRY A. BOWLES, age 51, became a member of the Board of Directors in 1988 and is the chairman of the Compensation Committee and a member of the Nominating Committee. Mr. Bowles is Chairman of the Board of Directors of Stanley W. Bowles Corporation, a general construction contractor by which he has been employed since 1967.

     R. STEPHENS PANNILL, age 50, became a member of the Board of Directors in 1988 and is the chairman of the Audit Committee and a member of the Nominating Committee. Mr. Pannill is a private investor.

                 COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS
                         AND COMPENSATION OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors has established a Nominating Committee, an Audit Committee, a Compensation Committee, and a Strategic Planning Committee. The members of these Committees are indicated below.

     The Company's Board of Directors established an Audit Committee in March 1994. The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the Company's financial statements, reviewing the proposed scope of such audit and approving the audit fees to be paid. This committee is also responsible for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and their affiliates. The Audit Committee consists exclusively of outside directors who are R. Stephens Pannill (chairman), Dr. David C. Jones and William K. Mileski.

     The Company's Board of Directors established a Compensation Committee in April 1989. The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering the Company's Senior Executive Bonus Plan, Sales Incentive Plan, Non-Qualified Deferred Compensation Plan and 1995 Stock Option Plan, including selecting the officers and salaried employees to whom bonuses and stock options will be granted. The Compensation Committee consists exclusively of outside directors who are Barry A. Bowles (chairman), Kemp D. Box and J. Robert Philpott, Jr. Until April 10, 1996, G. Walker Box also served as a member of this Committee.

     The Company's Board of Directors established a Nominating Committee in January 1994. The Nominating Committee is responsible for making recommendations to the Board of Directors concerning executive officer appointments. The Nominating Committee consists of R. Duke Ferrell, Jr. (chairman), Barry A. Bowles, G. Walker Box and R. Stephens Pannill.

     The Company's Board of Directors established a Strategic Planning Committee in October 1996. This Committee is responsible for monitoring industry trends and making recommendations to the Company's Board of Directors regarding Company actions designed to enable the Company to compete effectively in the future. The Strategic Planning Committee consists of G. Walker Box, R. Duke Ferrell, Jr., C. Monroe Light, J. Robert Philpott, Jr. and George G. Wade.

     In 1996, the Board of Directors held nine meetings and committees of the Board of Directors held a total of thirteen meetings. Overall attendance at such meetings was 97% for Board and 88% for Committees. All of the Directors attended more than 90% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1996.

     Officers of the Company who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors.

     Each non-employee director of the Company receives $10,000 annually for serving as a director, $750 for each board meeting attended and $500 for each meeting of any Committee of the Board attended, except that the Chairman of each Committee is paid $750 for each meeting of his Committee which he attends. In addition, directors may be compensated under the Company's 1995 Stock Option Plan. J. Robert Philpott, Jr., became a member of the Company's Board of Directors in April of 1996. At that time, and pursuant to the Company's 1995 stock option plan, Mr. Philpott was granted the option to purchase 14,720 shares of the Company's common stock at a price of $13.07 per share. At the time of the grant of this option, the exercise price was equal to or greater than the value of the option shares. Beginning in April of 1997, and in April of each year thereafter, Mr. Philpott's right to purchase the option shares vest with respect to twenty percent of the option shares so granted.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On December 31, 1996, the Company's Compensation Committee consisted of Barry A. Bowles (Chairman), Dr. David C. Jones, and J. Robert Philpott, Jr. Until April 10, 1996, G. Walker Box also served as a member of this Committee.

     On December 29, 1995, pursuant to an Agreement of Termination and Release, the Company terminated the Sales and Marketing Agreement with Box & Company by paying to Box & Company a termination payment in the amount of $2.0 million. The Company paid Box & Company $1,000 on December 29, 1995, and the balance on January 30, 1996, pursuant to a promissory note given as payment for the termination payment. In addition to the $2.0 million termination payment, the Company paid Box & Company all commissions due under the Sales and Marketing Agreement for shipments made by the Company to customers prior to December 31,1995 ("Final Commissions"). The amount of the Final Commissions was $152,418, which was paid in full on February 5, 1996. Also, as part of the negotiated settlement related to the termination, Pluma assumed the risk of all customer returns of products previously shipped (for which commissions had been paid) and waived any further right of offset against sums due Box & Company as the result of uncollected accounts receivable due from Pluma's customers (on which commissions had been paid previously). Box & Company is a company solely owned by G. Walker Box.

     North Bowles Partnership is a general partnership of which Barry A. Bowles, a director of Pluma and a member of its Compensation Committee, owns a 33.0% general partnership interest.

     On June 10, 1989, the Company entered into a lease with North Bowles Partnership for a building located in Martinsville, Virginia, to operate a distribution center. On December 1, 1990, this lease was amended to add 67,500 square feet to the building subject to the original lease. The building now contains 181,550 square feet. Rental expense for 1996 was $52,026 per month, or a total of $624,312 annually. Rental payments increase with any annual increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers. The term of this lease is 20 years. As additional rent, the Company is responsible for paying 75.0% of the increase in taxes and insurance premium payments due on this property. This lease grants the Company the option to purchase the distribution center at the end of the fifth year, tenth year and fifteenth year of the lease term, as well as at the end of the lease term in June 2009, at a price to be agreed upon by the parties, or if no agreement can be reached, at a price determined by appraisers.

     On December 1, 1995, the Company entered into a lease with North Bowles Partnership for a 83,200 square foot building that is being utilized by the Company as a warehouse, packaging facility and management information systems location. Seven hundred square feet of additional office space was recently added to this facility. Rent is payable in monthly installments of $14,500. This lease terminates on February 1, 1998.

     On February 1, 1996, the Company entered into a lease with North Bowles Partnership for a 200,000 square foot building that is being utilized by the Company as a warehouse and distribution facility. Annual rental on this facility is $384,000 payable in equal monthly installments of $32,000. This lease terminates on July 31, 1998. As additional rent, the Company is responsible for paying any increase in North Bowles Partnership's taxes and insurance premiums related to the property in excess of 1995 levels.

     For the year ended December 31, 1996, the Company paid Stanley Bowles Corporation $478,646 for services rendered in connection with the installation of a new conveyor system linking two of the Company's distribution facilities. This payment included the cost of the equipment and labor and materials utilized for installation. Stanley Bowles Corporation is a corporation of which Barry A. Bowles, a director of Pluma and a member of its Compensation Committee, owns 20% of the voting stock.

     For the year ended December 31, 1996, the Company paid Diversified Distribution, Inc. $223,338 in fees related to contract services rendered to the Company for packaging and preparing Company products for shipment. These services were contracted for on a job-by-job basis as needed during busy delivery times. The Company has no long term contract for such services. Barry
A. Bowles owns 22.5% of the Common Stock of Diversified Distribution, Inc.

     The Company paid Philpott, Ball $120,000 of advisory fees plus out-of-pocket expenses during 1996 pursuant to a contract for financial advisory services. The Company has signed a similar contract, requiring the payment of $120,000 during 1997. Philpott, Ball's advisory services performed or to be performed under these agreements include negotiating with underwriters regarding pricing of the Company's stock in a public offering and other matters related thereto, coordinating selling shareholders in the Company's public offering, assisting in the preparation of "road-shows" for any public offering, assisting the Company with strategic planning, executive compensation and benefits, financial forecasting and acquisition inquiries. J. Robert Philpott, Jr., a director of the Company, owns 50.0% of the outstanding equity interests in Philpott, Ball.

     With reference to all of the transactions described above, the Company followed its policy set forth in its Bylaws related to transactions with its directors ("Interested Directors"). The Company's Bylaws require that any transaction or series of transactions between the Company and an Interested Director in which such Interested Director may receive either directly or indirectly, (through an entity with which the director is affiliated as a shareholder, partner, director, officer, employee or agent) compensation or benefits of more than $25,000 within a twelve-month period be first considered by the Company's Board of Directors (without, the involvement of the Interested Director and any of his family members who may be directors) and determined by it that the terms of such transaction(s) are on terms at least equal to, if not better than, terms which the Company could have received from a party unaffiliated with the Company. Although transactions in the ordinary course of the Company's business can be exempted from this requirement, the transactions described above were not in the ordinary course of business and were on terms at least equal to, if not better than, the terms the Company could have received from a nonaffiliated party.

       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING DIRECTORS
                       NOT ON THE COMPENSATION COMMITTEE

     For the year ended December 31, 1996, the Company paid $42,776 to Meritage LLC for special contract dyeing services. In addition, in 1996, the Company had sales of fleece activewear totaling $80,005 to Meritage LLC. Meritage LLC is a limited liability company principally owned by William K. Mileski, a director of Pluma and a member of the Company's Audit Committee.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Pluma's Directors and executive officers and any persons who own beneficially more than 10% of the outstanding shares of the Company's common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports disclosing their initial ownership of the Company's common stock, as well as subsequent reports disclosing changes of such ownership. The Company became subject to the reporting requirements of this Rule on March 11, 1997 and therefore no reports were required to be filed in 1996.

                [REMAINDER OF PAGE IS LEFT BLANK INTENTIONALLY]

                 OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of April 22, 1997, by each Director, the Company's five most highly compensated executive officers at year end and the Directors and executive officers of the Company as a group.

                                                                                             AGGREGATE
                                                                                              NUMBER             PERCENTAGE
                                                                                             OF SHARES                 OF
                                                                                           BENEFICIALLY          OUTSTANDING
NAME(1)                                                                                        OWNED             SHARES(2)
G. Walker Box..........................................................................         794,061 (2)(3)       9.65 %(3)
R. Duke Ferrell, Jr....................................................................         513,621 (2)(4)       6.24 %(4)
George G. Wade.........................................................................         423,561 (5)          5.15 %(5)
Kemp D. Box............................................................................         383,114 (6)(7)       4.66 %(7)
Dr. David C. Jones.....................................................................         359,085 (6)(8)       4.36 %(8)
William K. Mileski.....................................................................         259,934 (6)(9)       3.16 %(9)
C. Monroe Light........................................................................         281,414 (2)(10)      3.42 %(10)
R. Stephens Pannill....................................................................         244,241 (6)(11)      2.97 %(6)(11)
Barry A. Bowles........................................................................         141,579 (6)(12)      1.72 %(6)(12)
Milton A. Barber, IV...................................................................          14,432 (6)           .18 %
J. Robert Philpott, Jr.................................................................           7,944 (6)           .10 %
All directors and executive officers as a group (17 persons)...........................       3,231,530             39.27 %

(1) As of April 22, 1997, the percentages calculated are based on 8,109,152 shares issued and outstanding plus 120,115 shares subject to presently exercisable stock options issued under the Company's 1995 Stock Option Plan, a total of 8,229,267 shares.

(2) Includes 8,832 shares issuable upon the exercise of options that have vested (does not include 35,328 shares issuable upon the exercise of options that have not yet vested).

(3) Includes (a) 23,552 shares owned by the George Walker Box Family Trust of which G. Walker Box is the trustee and has sole voting and investment power;
    (b) 237,687 shares owned by Box, Ferrell & Co. of which Mr. Box shares voting power and investment power equally with R. Duke Ferrell, Jr. -- these shares are included in both Mr. Box's and Mr. Ferrell's beneficially owned shares; (c) 46,758 shares owned by Mr. Box as custodian for his minor children living in his household; (d) 100,995 shares owned by the George Henry Box, Jr. Revocable Trust dated April 27, 1992 of which Mr. Box as Co-trustee, shares voting and investment power equally with Kemp D.
    Box -- these shares are included in both Mr. Box's and Kemp D. Box's beneficially owned shares; and (e) 16,240 shares owned by Mr. Box's wife of which shares Mr. Box disclaims beneficial ownership.

(4) Includes (a) 237,687 shares owned by Box, Ferrell & Co. of which Mr. Ferrell shares voting power and investment power equally with G. Walker Box -- these shares are included in both Mr. Ferrell's and Mr. Box's beneficially owned shares; (b) 19,636 shares held by Mr. Ferrell as custodian for his minor children living in his household; (c) 4,740 shares held by Mr. Ferrell's Individual Retirement Account; and (d) 20,019 shares owned of record by Mr. Ferrell's wife of which shares Mr. Ferrell disclaims beneficial ownership.

(5) Includes (a) 44,160 shares issuable upon the exercise of options that are currently exercisable; and (b) 85,376 shares owned by Mr. Wade's wife. Mr. Wade disclaims beneficial ownership of the shares owned by his wife. Does not include 589 shares owned by Mr. Wade's adult children who do not reside in his household.

(6) Includes 2,944 shares issuable upon the exercise of options that are currently exercisable (does not include 11,776 shares issuable upon the exercise of options that have not yet vested).

(7) Includes (a) 100,995 shares owned by the George Henry Box, Jr. Revocable Trust dated April 27, 1992 of which Mr. Box as Co-trustee, shares voting and investment power equally with G. Walker Box -- these shares are included in both Mr. Box's and G. Walker Box's beneficially owned shares; (b) 23,552 shares owned by the Kemp D. Box Family Trust, of which Mr. Box is the trustee and has sole voting and investment power; (c) 4,465 shares owned by Mr. Box's wife; (d) 18,468 shares owned by Mr. Box's wife as trustee for trusts for her and Mr. Box's minor children living in Mr. Box's household; and (e) 43,356 shares owned by Mr. Box's wife as trustee for the Kemp D. Box Descendants' Trust. Mr. Box disclaims beneficial ownership of all shares beneficially owned by his wife.

(8) Includes 31,100 shares owned by his Individual Retirement Account, but does not include 36,108 shares owned by the David C. Jones Foundation, the trustees of which are Dr. Jones' wife, Karen Jones, and Philip G. Gardner.

(9) Includes 22,080 shares owned by Mr. Mileski's wife of which shares Mr. Mileski disclaims beneficial ownership. Does not include 3,165 shares owned by Mr. Mileski's adult children who do not reside in his household.

(10) Includes 58,880 shares owned by Mr. Light's wife of which shares Mr. Light disclaims beneficial ownership. Does not include 8,689 shares owned by Mr. Light's adult children who do not reside in his household and 5,888 shares owned by Mr. Light's grandchildren who do not reside in his household.

(11) Includes (a) all of the 257,600 shares Mr. Pannill owns of record with his wife as a joint tenant with right of survivorship; and (b) 2,682 shares owned by Mr. Pannill's wife of which shares Mr. Pannill disclaims beneficial ownership.

(12) Includes 1,472 shares held by Mr. Bowles' Individual Retirement Account. Does not include 29 shares owned by Mr. Bowles' adult children who do not reside in his household and does not include 11,482 shares owned by the Barry A. Bowles Irrevocable Trust of which John L. Gregory, III is the trustee.

                             PRINCIPAL SHARE OWNERS

Set forth in the table below is information as of April 22, 1997 with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock:

                                                                                                NUMBER OF SHARES     PERCENT
NAME AND ADDRESS(1)                                                                            BENEFICIALLY OWNED    OF CLASS
G. Walker Box...............................................................................          794,061(2)       9.65  %(2)
R. Duke Ferrell, Jr.........................................................................          513,621(3)       6.24  %(3)
George C. Wade..............................................................................          423,561          5.15  %(3)

(1) The address of each who is a person five percent shareholder of the Company is c/o Pluma, Inc., 801 Fieldcrest Road, Eden, North Carolina 27288.

(2) Includes (a) 23,552 shares owned by the George Walker Box Family Trust of which G. Walker Box is the trustee and has sole voting and investment power;
    (b) 237,687 shares owned by Box, Ferrell & Co. of which Mr. Box shares voting power and investment power equally with R. Duke Ferrell, Jr. -- these shares are included in both Mr. Box's and Mr. Ferrell's beneficially owned shares; (c) 46,758 shares owned by Mr. Box as custodian for his minor children living in his household; (d) 100,995 shares owned by the George Henry Box, Jr. Revocable Trust dated April 27, 1992 of which Mr. Box as Co-trustee, shares voting and investment power equally with Kemp D. Box and
    (e) 16,240 shares owned by Mr. Box's wife of which shares Mr. Box disclaims beneficial ownership.

(3) Includes (a) 237,687 shares owned by Box, Ferrell & Co. of which Mr. Ferrell shares voting power and investment power equally with G. Walker Box -- these shares are included in both Mr. Ferrell's and Mr. Box's beneficially owned shares; (b) 19,636 shares held by Mr. Ferrell as custodian for his minor children living in his household; (c) 4,740 shares held by Mr. Ferrell's Individual Retirement Account; and (d) 20,019 shares owned of record by Mr. Ferrell's wife of which shares Mr. Ferrell disclaims beneficial ownership.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of Pluma's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee shall not be incorporated by reference into any such filings.

OVERALL OBJECTIVES AND PROGRAMS

     The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals and to recognize individual contributions as well as overall business results. In order to achieve this objective, the primary focus of the Compensation Committee has been on the competitiveness of each of the key elements of executive compensation -- base salary, bonus and periodic stock option grants -- and the compensation package as a whole. In general, the Committee believes that total compensation should be competitive with the compensation paid by a peer group used for compensation comparisons (the "Compensation Peer Group"). As described below, the Company's total executive compensation has recently become more dependent upon the Company achieving targeted pre-tax income goals set each year by the Compensation Committee.

     Each year the Compensation Committee reviews a report prepared by Philpott Ball & Company, the Company's consultant (50% of the outstanding stock of which is owned by J. Robert Philpott, Jr., a director of the Company and member of the Compensation Committee) assessing the competitiveness of the Company's compensation program for the past year with the Compensation Peer Group to determine whether there is a need to make prospective adjustments in the compensation of executive officers. The Compensation Peer Group incudes all of the companies listed on page 11, footnote 2 to the Performance Graph.

     Over the last several years the Compensation Committee has sought to relate an increasingly greater percentage of total executive compensation directly to the financial performance of the Company and to the part each executive played in achieving that performance. This has resulted in a compensation package in which a greater portion of each executive officer's compensation is contingent upon the achievement of specific targeted pretax income goals for the year. For 1996 executive bonus compensation represented approximately 40.3% of their total direct compensation (base salary plus bonus).

     It has also been the Committee's objective that, in any year in which a budgeted bonus pool is earned under the Senior Executive Bonus Plan and the Company's performance compares favorably with the Compensation Peer Group, the total direct compensation of Pluma's executive officers should be relatively comparable to the executive compensation of other members of the Compensation Peer Group whose performances compare to the Company's performance. The same competitive peer group is used for all components of the compensation package. The total executive compensation for each top executive in any year is based on Pluma's financial performance relative to the financial performance of the Compensation Peer Group (comparing, among other criteria, the company's net margins, return on assets, total assets, net income and net revenue) and the attainment of individual non-financial objectives during the preceding fiscal year. For the most recent period for which information is available, the total direct compensation of the Company's executive officers was the eighth highest within the Compensation Peer Group of twenty-four companies.

COMPONENTS OF EXECUTIVE COMPENSATION

     The five primary components of executive compensation are:

     (Bullet)  Base Salary

     (Bullet)  Senior Executive Bonus Plan

     (Bullet)  Stock Option Plan

     (Bullet)  Benefits

     (Bullet) Sales Incentive Plan (for salesmen only, only one of which is currently an executive officer)

     Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, to cumulatively provide a level of total compensation that is competitive with total compensation offered by the Compensation Peer Group.

BASE SALARY

     Executive officers' base salaries are determined by evaluating the responsibilities of their positions and their performance, and by reference to the levels of base salaries paid in the Compensation Peer Group. In the case of operating executive officers, other factors considered are manufacturing productivity; product quality and relationships with customers, suppliers and employees; employee safety; environmental quality of operations; business ethics; leadership and management development. The Committee exercises its judgment in determining the impact that these or any other relevant performance criteria have on setting the executive officers' base salaries.

SENIOR EXECUTIVE BONUS PLAN

     The Company's Compensation Committee administers Pluma's Senior Executive Bonus Plan (the "Bonus Plan"), which is designed to create incentive for participants in the Bonus Plan to increase Company profitability. Participants in the Bonus Plan are stratified by the Compensation Committee into one of two tiers, based upon the executive's responsibility, past performance with the Company, and possible impact on Company profitability as a result of his or her executive position with the Company. Ten executives participated in the Bonus Plan in 1996 (the "Participants"). R. Duke Ferrell, Jr., George Walker Box, George G. Wade and C. Monroe Light participated in tier 1. Milton A. Barber, IV, David S. Green, Walter E. Helton, Raymond L. Rea, Nancy B. Barksdale and Jeffrey D. Cox participated in tier 2.

     The "Bonus Pool" available for distribution is determined in the early part of each fiscal year by adding executive compensation to the Company's previous fiscal year-end's pre-tax income (Pre-Tax Income Before Compensation). In 1996, 20% of this adjusted Pre-Tax Income Before Compensation was the "Compensation Pool" from which the "Bonus Pool" was determined. In any year, this percentage could be increased or decreased, at the discretion of the Compensation Committee, to adjust for increases or decreases in the number of Participants to allow for unforeseen factors which might affect Pluma's performance and to adjust for changes in the performance of the Compensation Peer Group. The "Bonus Pool" is equal to the amount of the "Compensation Pool" less the sum of all base salaries paid to the Participants for the year in which bonuses are calculated.

     The Compensation Committee allocates the "Bonus Pool" between the two tiers described above in a discretionary manner, with consideration given to the number of Participants in each tier as determined at the sole discretion of the Compensation Committee. In addition, the Compensation Committee and the Board may grant to the tier 1 Participants an extraordinary bonus ("Bonus Percentage") equal to a percentage (as determined by the Compensation Committee) of any annual Pre-Tax Income Before Compensation earned in excess of a pre-determined Pre-Tax Income Before Compensation level (the "Profit Target"). This Bonus Percentage was 10% of Pre-Tax Income Before Compensation in excess of a predetermined level of Pre-Tax Income Before Compensation for 1996. The Bonus Percentage and the Profit Target are determined in the early part of each fiscal year at the discretion of the Compensation Committee. The Compensation Committee attempts to set the Profit Target at a level so that if Pluma attains the Profit Target, the total compensation paid to the Company's executives will be relatively similar in amount to the total compensation of executives of other high performing companies within the Compensation Peer Group.

     Notwithstanding the formularization of the process used to determine bonuses under the Bonus Plan, the Compensation Committee is allowed discretion to consider or disregard extraordinary items, usually of a one-time nature, that might either increase or decrease the amount of the "Compensation Pool."

STOCK OPTION PLAN

     In May 1995, the Company and its shareholders adopted the Pluma, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options to purchase an aggregate of up to 515,200 shares of Common Stock. The 1995 Stock Option Plan permits the grant of options to officers, employees, directors and independent contractors of the Company and their employees.

     The 1995 Stock Option Plan is administered by the Company's Compensation Committee, of which all voting members are "disinterested persons" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Committee"). Each option is evidenced by written agreement in a form approved by the Committee. No options granted under the 1995 Stock Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Under the 1995 Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100.0% of the fair market value of the Common Stock on the date of grant (110.0% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a non-qualified stock option is the same as for incentive stock options. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent Pluma shareholder). The Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options, and all options granted under the Plan to date have contained a 20.0% per year vesting schedule, except for options granted to George G. Wade and to a former director, both who became 100% vested in all option shares granted to them under the 1995 Stock Option Plan at the time of the grant. Upon exercise of any option granted under the 1995 Stock Option Plan, the exercise price may be paid in cash and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of the Company's Common Stock. J. Robert Phillpot, Jr., was the only director or executive officer who was granted stock options in 1996. The Company has not granted stock options each year to its executive officers and directors, but reserves the right to do so in the future if determined by the Company's Board of Directors that such grants are necessary for the Company's compensation structure to remain competitive with the Compensation Peer Group.

BENEFITS

     In 1991, the Company adopted the Pluma, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan"), which is intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. To be eligible, an employee must have been employed by the Company for at least one year. The 401(k) Plan permits employees who have completed one year of service to defer up to 10.0% of their annual compensation into the 401(k) Plan, provided, the total amount of compensation deferred in any year does not exceed the maximum amount allowed under law (which sum is adjusted annually). Additional annual contributions may be made at the discretion of the Company, and matching contributions may be made by the Company up to a maximum of 6.0% of a participating employee's annual compensation. To date, Company matching contributions have equaled $0.35 for every $1.00 contributed by the employee. Contributions made by the Company vest after two years of employment.

     Effective December 19, 1996, the Company adopted a Non-Qualified Deferred Compensation Plan for certain selected key executives and for certain of its Directors. This plan is designed to mirror the 401(k) Plan. Key executive employees and directors chosen to participate in this plan are selected by the Compensation Committee of the Company's Board of Directors. The purposes of this plan is to provide certain directors and selected key executives of the Company the opportunity to defer elements of their compensation which might not otherwise be deferrable under other Company plans, including the 401(k) Plan, to receive the benefit of additions to their deferral comparable to those obtainable under the 401(k) Plan in the absence of certain restrictions and limitations in the Internal Revenue Code, and to provide the directors with benefits similar to the 401(k) Plan (absent certain restrictions and limitations) were they eligible to participate in such 401(k) Plan.

SALES INCENTIVE PLAN

     The Company's Compensation Committee administers Pluma's Sales Incentive Plan (the "Sales Incentive Plan") which is designed to create incentive for the Company's sales staff to increase customer sales. Each year, the Company's Compensation Committee establishes a base level of annual sales volume (the "Sales Threshold") upon which the incentive sales bonus is calculated. At each fiscal year end, the Company subtracts the Sales Threshold from the Company's actual total net sales for such year. This difference (the "Bonus Base") is the base amount upon which bonuses are determined for the Company's salespeople. In the event the Company's actual net sales for a fiscal year exceed the Sales Threshold, then each Company salesperson is entitled to the payment of a bonus determined by multiplying his or her base annual salary by a fraction, the numerator of which is the Bonus Base and the denominator of which is the Sales Threshold. The Sales Threshold is determined annually by the Company's Board of Directors after a recommendation from its Compensation Committee. Milton A. Barber, IV, is currently the only executive officer entitled to participate in the Company's Sales Incentive Plan.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing a base salary and bonus of the Chief Executive Officer for 1996, the Committee considered the base salary of the chief executive officers of the Compensation Peer Group. Mr. Ferrell's bonus was determined in a similar manner to G. Walker Box, George G. Wade and C. Monroe Light under the Company's Senior Executive Bonus Plan.

SUMMARY

     The Committee believes the executive compensation policies and programs described in this Report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share owner expectations. The Committee cautions that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share owner expectation.

                                         Barry A. Bowles, Chairman
                                         Kemp D. Box
                                         J. Robert Philpott, Jr.

                               PERFORMANCE GRAPH

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                             PERFORMANCE GRAPH (1)

              Comparisons of Total Cumulative Return Among
         Pluma, Inc., S&P 500 Index and Industry Peer Group (2)

             (PERFORMANCE GRAPH GOES HERE/PLOT POINTS NEEDED)

(1) Pluma, Inc., completed an initial public offering of its common shares on March 11, 1997. Therefore, this graph reflects the performance of the common stock of the Company, the Industry Peer Group and the S&P Index over a very limited period of time and should not be considered indicative of the future performance of the Company's stock or the stock of the compared indices.

(2) Based on information for a self-constructed peer group consisting of Tultex Corporation; Fruit of the Loom, Inc.; Russell Corporation; and VF Corporation.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Officers"), for services rendered to the Company during 1996, 1995 and 1994:

SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                      ANNUAL COMPENSATION     COMPENSATION
                                                                              (1)              SECURITIES
                                                                      SALARY       BONUS       UNDERLYING        ALL OTHER
                   NAME AND POSITION                       YEAR        (1)          (2)       OPTIONS (#)     COMPENSATION (3)
G. Walker Box                                              1996(4)   $196,500     $229,667           --            $1,278
Chairman of the Board                                      1995            --           --       44,160                --
                                                           1994            --           --           --                --
R. Duke Ferrell, Jr.                                       1996       196,500      229,667           --             2,200
President, Chief Executive                                 1995       192,520      118,164       44,160             1,857
Officer and Director                                       1994       179,925       32,887           --             1,280
George G. Wade                                             1996       189,200      221,135           --             5,428
Chairman Emeritus of the                                   1995       185,323       80,760       44,160             4,513
Board, Secretary and Director                              1994       179,925       26,309           --             3,023
C. Monroe Light                                            1996       168,000      196,357           --             3,304
Executive Vice President of                                1995       153,465       66,877       44,160             2,451
Manufacturing and Director                                 1994       146,157       16,546           --             2,242
Milton A. Barber, IV                                       1996(5)    165,000       59,348(6)        --               316
Vice President of Sales                                    1995            --           --       14,720                --
and Marketing                                              1994            --           --           --                --

(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances. The aggregate amount of such personal benefits, however, do not exceed the lesser of $50,000 or 10.0% of the total of the annual salary and bonus reported for the named executive officer.

(2) Bonuses are reflected in the year in which they are earned and are paid in the following year.

(3) These amounts represent the Company's contribution to the Company's 401(k) plan and the payment of premiums on split-dollar life insurance policies owned by the employee.

(4) On January 1, 1996, G. Walker Box became the Chairman of the Company's Board of Directors and an employee of the Company. Prior to that date, Mr. Box was not a paid employee of the Company.

(5) On January 1, 1996, Milton A. Barber, IV became a Vice President of the Company in charge of sales and marketing. Prior to that date, Mr. Barber was not employed by the Company.

(6) Mr. Barber is a participant in the Company's Senior Executive Bonus Plan and Sales Incentive Plan.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information with respect the exercise of options during 1996 and exercisable and unexercisable options to acquire common stock of the Company held at December 31, 1996 by the Named Officers.

     These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of common stock on the date of any exercise of options.

AGGREGATED OPTION/SAR EXERCISES IN THE
LAST FISCAL YEAR-END AND FY END OPTION VALUES

                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                                                                              IN-THE-MONEY
                                                     SHARES                                                   OPTIONS
                                                   ACQUIRED ON     VALUE          UNEXERCISED OPTIONS          AT FY-END
                                                    EXERCISE      REALIZED           AT FY-END (#)                (2)
                      NAME                           (#)(1)         ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE
G. Walker Box...................................        0            N/A          8,832          35,328           $ 0
George G. Wade..................................        0            N/A         44,160              --             0
R. Duke Ferrell.................................        0            N/A          8,832          35,328             0
C. Monroe Light.................................        0            N/A          8,832          35,328             0
Milton A. Barber, IV............................        0            N/A          2,944          11,776             0


                      NAME                        UNEXERCISABLE
G. Walker Box...................................       $ 0
George G. Wade..................................         0
R. Duke Ferrell.................................         0
C. Monroe Light.................................         0
Milton A. Barber, IV............................         0

(1) No options were exercised in 1996.

(2) Based on market price of $12.50 per share (market price of the Company's common stock on April 30, 1997), less the exercise price.

OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any stock options to Named Officers during 1996.

EMPLOYMENT AGREEMENTS, CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to employment contracts dated December 19, 1996 (the "Employment Agreements"), George G. Wade, R. Duke Ferrell, Jr., G. Walker Box, C. Monroe Light, David S. Green, Walter E. Helton, Raymond L. Rea, Nancy B. Barksdale, Forrest H. Truitt, II, Jeffrey D. Cox and Milton A. Barber, IV (each an "employee") are employed by the Company in their various executive capacities. Each of these Employment Agreements, if not sooner terminated (for reasons of death, disability, change of control or "for cause"), terminates on December 18, 1998. Thereafter an employee's employment may continue until terminated by the Company or the employee. Under the Employment Agreements, these individuals are entitled to annual bonus payments pursuant to Pluma's Senior Executive Bonus Plan and all benefits made available to other senior executives under any employee benefit plans including the Company's 401(k) Plan, medical expense reimbursement plans, group life, health, accident, medical, hospitalization and disability insurance plans. Currently, no senior executive is the beneficiary of any such plans not made available to all Pluma employees except for Pluma's Senior Executive Bonus Plan, Non-Qualified Deferred Compensation Plan, Sales Incentive Plan (with respect to the Company's salespeople) and the split-dollar insurance policies referenced in note (3) to the Summary Compensation Table.

     The Company or the employee may terminate his or her Employment Agreement upon a "change of control" of the Company. A change of control shall mean the occurrence of any one of the following events:

          (1) if any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50.0% or more of either (a) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities"), or (b) the then outstanding shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

          (2) if the majority of those persons who, as of January 1, 1996, constituted the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to January 1, 1996, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors or Directors chosen by the Incumbent Directors shall be considered an Incumbent Director; or

          (3) if the shareholders of the Company shall approve (a) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50.0% of the voting shares of the corporation issuing cash securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other conveyance, in a transaction or series of transactions of all or substantially all of the assets of the Company, or (c) any plan or proposal for the liquidation or dissolution of the Company.

     Upon termination of the Employment Agreements after a "change of control," if the employee is eligible (as defined below), the Company shall:

          (1) Within 30 days after termination, pay to the employee an amount, in cash, equal to: (a) three times the employee's (i) average annual salary for the 36-month period prior to such change of control and (ii) any bonuses received during the 18 months preceding the effective date of the change of control, less (b) 1/36 of the amount calculated in (a) above for each month that the employee remains employed with the Company following the effective date of the change of control; and

          (2) Continue the medical, disability and life insurance benefits the employee was receiving at the time of termination for a period of 36 months after termination of employment or, if earlier, until the employee has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of the successor employer. Coverage under the Company's medical, disability and life insurance programs shall cease with respect to each such program as the employee becomes eligible for the medical, disability and life insurance programs, if any, of the successor employer. During the first 18 months of such 36-month period, the Company shall be responsible for the costs associated with continued insurance coverage for the employee, but only to the extent it would have been responsible for such costs if the employee was still employed by the Company. The employee shall be responsible for the remaining costs. If at the end of 18 months, the employee is still afforded medical, disability and life insurance coverage under the Company's insurance programs, the Company shall arrange to provide continued coverage under said programs, but the employee will be responsible for the total cost of all such continued coverage after the first 18-month period.

     The employee is eligible for the benefits provided above, unless the Company or the Company's successor, after a change of control, offers the employee a bona fide employment contract for a term that would expire no earlier than three years after the effective date of the change of control under the terms of which the employee would perform the same duties for the same or greater levels of compensation as were afforded under the terms of the Employment Agreements, and the employee rejects the offer.

     The employee's employment may also be terminated under the Employment Agreement in the event of death, "for cause" or, at the Company's election, in the event of the employee's long-term disability. In the event of the death of the employee during employment, the following payments shall be made to the employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the employee: (i) base salary for the month in which death occurs, and (ii) such bonuses (if any) as have been earned and not paid at the time of death. Any rights and benefits the employee or his/her estate or any other person may have under employee benefit plans and programs of the Company generally applicable in the event of the employee's death shall be determined in accordance with the terms of such plans and programs. Except as provided in the Employment Agreement, neither the employee's estate nor any other person shall have any rights or claims against the Company in the event of the death of the employee during employment.

     Upon termination for cause, the employee shall receive his or her base salary only through the date of termination, and neither the employee nor any other person shall be entitled to any further payments from the Company for salary, unpaid bonuses or any other amounts. Any rights and benefits the employee may have under employee benefit plans and programs of the Company generally following a termination of the employee's employment for cause shall be determined in accordance with the terms of such plans and programs.

     In the event of the employee's disability during his or her employment under the Employment Agreement, employment may be terminated by the Company. For the first three months following termination of employment due to disability, the employee shall be paid the base salary in effect at the time of the commencement of disability. Thereafter, the employee shall be entitled to benefits in accordance with and subject to the terms and provisions of the Company's long-term disability plan for senior management employees, as in effect at the time of the commencement of disability. If, during the three-month period following a termination of employment because of disability in which salary continuation payments are payable by the Company, the employee becomes re-employed (whether as an employee, partner, consultant or otherwise), any salary or other remuneration or benefits earned by him or her from such employment or engagement shall not offset any payments due the employee from the Company as the result of disability.

     The Board of Directors believes that these Employment Agreements will enable key employees to conduct Company business with less concern for personal economic risk when faced with a possible change of control. Furthermore, it is the opinion of Pluma's Board of Directors that these agreements also should enhance the Company's ability to attract new key executives as needed.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche, LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997, subject to ratification of this appointment by the share owners of the Company. Deloitte & Touche, LLP has served as independent auditors of the Company since 1987 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of Deloitte & Touche, LLP will be present at this year's Annual Meeting of share owners, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting of share owners. If the share owners should not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1997 FISCAL YEAR. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                              PROXY PROCEDURE AND
                            EXPENSES OF SOLICITATION

     The Company will hold the votes of all share owners in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of the election of directors to certify the results of the vote. The Company will also retain an independent tabulator to receive and tabulate the proxies and an independent inspector of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Corporate Communications, Inc., the Company's consultant for investor relations, to assist with the solicitation of proxies. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

     Under North Carolina law, abstentions and broker nonvotes are counted to determine whether a quorum is present at the Meeting. (Under New York Stock Exchange rules, a broker may, if the broker does not have instruction from a beneficial owner, vote shares on routine proposals. A broker does not have discretionary voting instructions regarding nonroutine proposals from the beneficial owner, the broker cannot vote on those proposals. This is referred to as a broker nonvote.)

                            SHARE OWNERS' PROPOSALS

     Proposals of share owners intended to be presented at the 1998 Annual Meeting of share owners must be received by the Company on or before January 5, 1998, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

     According to the Bylaws of the Company, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order unless specifically described in the Company's notice to all share owners of the meeting and the matters to be acted upon, thereat or unless the proposal shall have been submitted in writing to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for share owner action.

                               OTHER INFORMATION

     Management does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of share owners which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.
                                      /s/  George G. Wade
                                         SECRETARY

Eden, North Carolina
May 5, 1997

     THE ANNUAL REPORT TO SHARE OWNERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WHICH INCLUDES FINANCIAL STATEMENTS FOLLOWS THIS PROXY STATEMENT. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIALS FOR THE SOLICITATION OF PROXIES.

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                                    APPENDIX
-------------------------------------------------------------------------------

                             PLUMA, INC. - PROXY

Solicited by Board of Directors for Annual Meeting of Shareholders-June 5, 1997

     The undersigned appoints R. Duke Ferrell, Jr. and G. Walker Box, or any one of them, attorneys and proxies with power of substitution to vote all of the Common Shares of PLUMA, INC, standing in the name of the undersigned at the Annual Meeting of Shareholders on June 5, 1997, and at all adjournments thereof, upon the matters set forth in the Notice and Proxy Statement of said meeting, receipt of which is acknowledged.

     The shares represented by this proxy will be voted as directed by the Shareholder. If you wish to vote in accordance with the recommendations of the Board of Diectors, you may sign below and mail in the envelope provided. If no direction is given, shares will be voted FOR Proposals 1 and 2. Specific choices may be made on the reverse side.

                                          DATED: _________________________, 1997

                                          ______________________________________

                                          ______________________________________
                                             SIGNATURE(S) OF SHAREHOLDER(S)

                                          Please sign exactly as name or names
                                          appear hereon. Full title of one
                                          signing in representative capacity
                                          should be clearly designated after
                                          signature. Names of all joint holders
                                          should be written even if signed by
                                          only one.)

    Please complete, date, sign and mail Proxy Card in the envelope provided.
              Postage not necessary if mailed in the United States.

        The Board of Directors recommends a vote "FOR" Proposals 1 and 2

1. Election of Directors

   [ ]  FOR all nominees                       [ ] WITHHOLD AUTHORITY TO
        (except as marked to the contrary)          vote for all nominees listed

 George G. Wade    Dr. David C. Jones    G. Walker Box   J. Robert Philpott, Jr.

(To withhold authority to vote for any individual nominee, line through the nominee's name above.)

2. Proposal to ratify Deloitte & Touche, LLP as the Company's independent auditors for the 1997 fiscal year.


                [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

  This proxy will be voted FOR Proposals 1 and 2 unless instructions to the contrary are indicated.

                                PLEASE TURN OVER AND SIGN ON THE REVERSE SIDE